Exhibit 99

TRIBUNE REPORTS 2005 THIRD QUARTER RESULTS

CHICAGO, Oct. 13, 2005 —Tribune Company (NYSE:TRB) today reported third quarter 2005 diluted earnings per share of $.07 compared with $.37 in the third quarter of 2004. The 2005 third quarter results included a net non-operating loss of $.43 per diluted share related primarily to an adverse tax ruling discussed in the following paragraph. The 2004 third quarter results included a net non-operating loss of $.04 per diluted share and a charge of $.10 per diluted share related to the anticipated settlement with advertisers regarding misstated circulation at Newsday and Hoy, New York.

On Sept. 27, 2005, the United States Tax Court issued an opinion disallowing the 1998 tax-free reorganization of Matthew Bender, a former subsidiary of The Times Mirror Company. Tribune acquired Times Mirror in June 2000, and inherited the preexisting tax dispute at that time. As announced by the Company on Sept. 27, 2005, the Company intends to appeal the Tax Court ruling to the U.S. Court of Appeals for the Seventh Circuit. Taxes and related interest for both the Matthew Bender transaction and a similar transaction completed by Times Mirror for its Mosby subsidiary in the same year total approximately $1 billion. Over time, deductions for state taxes and interest will reduce the net cash outlay to approximately $840 million. As a result of the Tax Court ruling, the Company recorded additional income tax expense of $150 million, or $.48 per diluted share, and additional goodwill of approximately $460 million in the third quarter of 2005.

Tribune presents earnings per share amounts on a generally accepted accounting principles (“GAAP”) basis only. This differs from the pro forma earnings per share amounts supplied by broker analysts to databases such as First Call.

“Newspaper circulation trends showed meaningful improvement in the third quarter as we moved closer to stabilizing circulation levels,” said Dennis FitzSimons, Tribune chairman, president and chief executive officer. “With the current soft advertising environment, we will continue to focus on our cost structure in both publishing and broadcasting.”

THIRD QUARTER 2005 RESULTS1
Compared to Third Quarter 2004)

CONSOLIDATED

Tribune’s 2005 third quarter operating revenues decreased 1 percent to $1.40 billion from $1.41 billion in the 2004 third quarter. Consolidated cash operating expenses were down 4 percent, or $40 million. Operating cash flow was up 9 percent to $343 million, while operating profit increased 12 percent to $287 million.

PUBLISHING

Publishing’s third quarter operating revenues were $980 million, essentially flat compared with last year’s third quarter. Publishing cash operating expenses were down 5 percent, or $39 million, as 2004 included a $55 million charge related to the anticipated settlement with advertisers regarding misstated circulation at Newsday and Hoy, New York. Publishing operating cash flow was $212 million, a 22 percent increase from $174 million in 2004. Publishing operating profit increased 29 percent to $170 million, up from $132 million in 2004.

      Management Discussion
o	Advertising revenues increased 2 percent for the quarter. Excluding Newsday, advertising revenues increased 3 percent. In September 2004, Newsday implemented lower ad rates as a result of the significant reduction in reported circulation.
o	Retail advertising revenues were up 1 percent for the quarter. An increase in hardware/home improvement stores was partially offset by decreases in the food & drug, electronics and department stores categories. Preprint revenues increased 1 percent; excluding Newsday, preprint revenue grew 4 percent.
o	National advertising was down 3 percent for the quarter, with decreases in wireless, movies, technology and transportation, partially offset by an increase in the financial category.
o	Classified advertising was up 7 percent for the quarter: help wanted revenues were up 17 percent; real estate revenues rose 16 percent; and auto revenues were down 4 percent for the quarter.
o	Circulation revenues were down 7 percent for the quarter.
o	Total net paid circulation for Tribune's 11 metro newspapers averaged 3.0 million copies daily (Mon-Sat) and 4.3 million copies Sunday for the 2005 third quarter, a decline of 2.3 percent and 3.0 percent, respectively, from the prior year.
o	Individually paid circulation (home delivery plus single copy) averaged

(1)     “Operating profit” for each segment excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes. “Operating cash flow” is defined as operating profit before depreciation and amortization. “Cash operating expenses” are defined as operating expenses before depreciation and amortization. Tables accompanying this release include a reconciliation of operating profit to operating cash flow and operating expenses to cash operating expenses. References to individual daily newspapers include their related businesses.

2.8 million copies daily and 4.1 million copies Sunday, a decline of 1.3 percent and 2.8 percent, respectively.
o	Interactive revenues, which are included in the above categories, were up 46 percent to $47 million mainly due to strength in classified help wanted revenues.
o	Cash operating expenses decreased 5 percent, or $39 million, due to the absence of the previously discussed 2004 charge of $55 million related to Newsday and Hoy, New York. All other cash operating expenses were up $16 million, primarily due to a 1 percent increase in compensation expense and a 5 percent rise in newsprint and ink expense due to higher market prices, partially offset by lower consumption.

BROADCASTING AND ENTERTAINMENT

Broadcasting and entertainment’s third quarter operating revenues decreased 2 percent to $422 million, down from $432 million in 2004. Group cash operating expenses were down 1 percent compared with the 2004 third quarter, despite additional costs related to Hurricane Katrina at our two New Orleans television stations. Operating cash flow was $144 million, down 5 percent from $151 million, and operating profit decreased 6 percent to $131 million from $138 million.

Television’s third quarter revenues decreased 6 percent to $307 million, down from $327 million in 2004. Television cash operating expenses were up 4 percent from last year. Television operating cash flow was $105 million, a 21 percent decrease from $133 million. Television operating profit declined 23 percent to $94 million, down from $121 million.

      Management Discussion
o	Television revenues were affected by a continuing uneven advertising environment, particularly in major markets, as well as softness in the movie, telecom and automobile categories. Station revenues in New York, Los Angeles, Chicago and Boston continue to be impacted by ratings issues.
o	Radio/entertainment revenues and cash flow reflect improvements at the Chicago Cubs, due mainly to more home games and higher broadcast and marketing revenues. This was partially offset by a decline at Tribune Entertainment due primarily to fewer programs in production.

EQUITY RESULTS

Net equity income was $8 million in the third quarter of 2005, compared with a loss of $1.6 million in the third quarter of 2004. The increase reflects improvements at TV Food Network and Comcast SportsNet Chicago. In addition, the Company is no longer recording losses for The WB Network as the Company’s book investment has been reduced to zero.

NON-OPERATING ITEMS

In the 2005 third quarter, Tribune recorded a pretax non-operating gain of $27 million ($17 million after-tax), primarily from marking-to-market the derivative component of the Company’s PHONES and the related Time Warner investment. In addition, the Company recorded $150 million of additional income tax expense as a result of the Matthew Bender Tax Court ruling. In the aggregate, non-operating items in the third quarter of 2005 resulted in an after-tax loss of $134 million, or $.43 per diluted share.

In the 2004 third quarter, the Company recorded a pretax non-operating loss of $20 million ($12 million after-tax, or $.04 per diluted share) primarily from marking-to-market the derivative component of the Company’s PHONES and the related Time Warner investment.

ADDITIONAL FINANCIAL DETAILS

Interest expense for the 2005 third quarter increased to $39 million, up 10 percent from $35 million in the third quarter of 2004, primarily due to the new bond issuances in August, which were used to repay lower interest rate commercial paper borrowings. Debt, excluding the PHONES, was $2.0 billion at the end of the 2005 third quarter, and increased to $2.9 billion shortly thereafter as a result of issuing commercial paper to pay the federal portion of the Matthew Bender and Mosby tax liabilities.

Diluted weighted average shares outstanding declined by 3 percent primarily due to stock repurchases. The Company repurchased 3.6 million shares in the third quarter and 9.0 million shares in the first three quarters of 2005.

Capital expenditures were $43 million in the third quarter of 2005.

2005 FINANCIAL ASSUMPTIONS

Consolidated revenues will continue to be impacted by many factors, including changes in national and local economic conditions, job creation, circulation and audience share levels. Investors are encouraged to review the Company’s monthly revenue releases for current trends.

For the full year 2005, consolidated operating expenses are expected to decline due to the absence of the $90 million advertising settlement charge and the $41 million of position elimination costs recorded in 2004. All other consolidated operating expenses are expected to be flat to up slightly for 2005 due to higher expenses for retirement plans and newsprint, along with a slight increase in broadcast rights expense. Net equity income is projected to be higher than 2004. Interest expense is expected to be up from 2004 due to the payment of the Matthew Bender and Mosby tax liabilities and higher interest rates. Capital expenditures are projected to be flat to up slightly over 2004.

The Company is required to adopt Financial Accounting Standard No. 123R, which requires the expensing of stock options, in the first quarter of 2006.

WEBCAST OF CONFERENCE CALL

Today at 8 a.m. (CDT), a live webcast of the 2005 third quarter conference call will be accessible through www.tribune.com and www.ccbn.com. An archive of the webcast will be available on these sites from October 13 through October 20. More information about Tribune is available at www.tribune.com or by calling 800/757-1694.

TRIBUNE (NYSE:TRB) is one of the country’s top media companies, operating businesses in publishing and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and web sites in the nation’s top three markets. In publishing, Tribune operates 11 leading daily newspapers including the Los Angeles Times, Chicago Tribune and Newsday, plus a wide range of targeted publications including Spanish-language Hoy. The Company’s broadcasting group operates 26 television stations; Superstation WGN on national cable; Chicago’s WGN-AM; and the Chicago Cubs baseball team. Popular news and information web sites complement Tribune’s print and broadcast properties and extend the Company’s nationwide audience.

This press release contains certain comments or forward-looking statements that are based largely on the Company’s current expectations and are subject to certain risks, trends and uncertainties. Such comments and statements should be understood in the context of Tribune’s publicly available reports filed with the Securities and Exchange Commission (“SEC”), including the most current annual 10-K report and quarterly 10-Q report, which contain a discussion of various factors that may affect the Company’s business or financial results. Any of these factors could cause actual future performance to differ materially from current expectations. Tribune Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. This press release is being furnished to the SEC through a Form 8-K. The Company’s next 10-Q report to be filed with the SEC may contain updates to the information included in this release.

MEDIA CONTACT: Gary Weitman 312/222-3394 (office) 312/222-1573 (fax) gweitman@tribune.com	INVESTOR CONTACT: Ruthellyn Musil 312/222-3787 (office) 312/222-1573 (fax) rmusil@tribune.com

TRIBUNE COMPANY
THIRD QUARTER RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	THIRD QUARTER (A)
	2005	2004	% Change
OPERATING REVENUES	$ 1,402,810	$ 1,413,851	(0.8)
OPERATING EXPENSES (B)	1,115,499	1,156,197	(3.5)

OPERATING PROFIT (C)	287,311	257,654	11.5

Net Income (Loss) on Equity Investments	8,051	(1,586)	NM
Interest and Dividend Income	2,888	271	NM
Interest Expense	(38,617)	(35,131)	9.9
Non-Operating Items (D)	27,175	(20,467)	NM

Income Before Income Taxes	286,808	200,741	42.9

Income Taxes (D)	(262,797)	(79,085)	NM

NET INCOME	24,011	121,656	(80.3)

Preferred Dividends	(2,090)	(2,077)	0.6

Net Income Attributable to Common Shares	$ 21,921	$ 119,579	(81.7)

EARNINGS PER SHARE
Basic	$ .07	$ .38	(81.6)

Diluted (E)	$ .07	$ .37	(81.1)

DIVIDENDS PER COMMON SHARE	$ .18	$ .12	50.0

Diluted Weighted Average Common Shares Outstanding (F)	313,797	322,018	(2.6)

(A)	2005 third quarter: June 27, 2005 to Sept. 25, 2005 (13 weeks) 2004 third quarter: June 28, 2004 to Sept. 26, 2004 (13 weeks)

(B)

Operating expenses for the third quarter of 2004 included a charge of $55 million, or $.10 per diluted share, related to the anticipated settlement with advertisers regarding misstated circulation at Newsday and Hoy, New York.

(C)	Operating profit excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(D)	The third quarter of 2005 included the following non-operating items:

	Pretax Gain	After-tax Gain (Loss)	Diluted EPS
Gain on derivatives and related investments (1)	$27,120	$ 16,543	$ .05
Other, net	55	34	–
Income tax adjustment (2)	–	(150,493)	(.48)

Total non-operating items	$27,175	$(133,916)	$ (.43)

The third quarter of 2004 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Loss on derivatives and related investments (1)	$(20,839)	$(12,712)	$ (.04)
Other, net	372	227	–

Total non-operating items	$(20,467)	$(12,485)	$ (.04)

(1)	Gain (loss) on derivatives and related investments represents the net change in fair values of the derivative component of the Company’s PHONES and the related Time Warner shares.

(2)

On September 27, 2005, the United States Tax Court issued an opinion disallowing the 1998 tax-free reorganization of Matthew Bender, a former subsidiary of The Times Mirror Company. Tribune acquired Times Mirror in June 2000, and inherited the preexisting tax dispute at that time. Taxes and related interest for both the Matthew Bender transaction and a similar transaction completed by Times Mirror for its Mosby subsidiary in the same year total approximately $1 billion. Over time, deductions for state taxes and interest will reduce the net cash outlay to approximately $840 million. The Company had a tax reserve of approximately $230 million, net of tax, related to the litigation. As a result of the Tax Court ruling, the Company increased its tax reserve by $610 million by recording additional income tax expense of $150 million and goodwill of approximately $460 million in the third quarter of 2005.

(E)

For the third quarters of 2005 and 2004, weighted average common shares outstanding used in the calculation of diluted earnings per share (“EPS”) were adjusted for the dilutive effect of stock options. The Company’s Series C, D-1 and D-2 convertible preferred shares were not included in the calculation of diluted EPS for the third quarter of either year because their effects were antidilutive. Following are the calculations for the third quarter:

	Third Quarter
	2005	2004
Net income	$ 24,011	$ 121,656
Dividends for Series C, D-1 and D-2 preferred stock	(2,090)	(2,077)

Net income attributable to common shares	$ 21,921	$ 119,579

Weighted average common shares outstanding	311,345	318,364
Assumed exercise of stock options, net of common
shares assumed repurchased	2,452	3,654

Adjusted weighted average common
shares outstanding	313,797	322,018

Diluted earnings per share	$ .07	$ .37

(F)	The number of common shares outstanding, in thousands, at Sept. 25, 2005 was 309,437.

TRIBUNE COMPANY
THREE QUARTERS RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	THREE QUARTERS (A)
	2005	2004	% Change
OPERATING REVENUES	$ 4,180,622	$ 4,242,099	(1.4)
OPERATING EXPENSES (B)	3,302,954	3,392,413	(2.6)

OPERATING PROFIT (C)	877,668	849,686	3.3

Net Income (Loss) on Equity Investments	20,419	(1,574)	NM
Interest and Dividend Income	5,135	2,570	99.8
Interest Expense	(109,075)	(118,056)	(7.6)
Non-Operating Items (D)	90,227	(174,447)	NM

Income Before Income Taxes	884,374	558,179	58.4

Income Taxes (D)	(484,126)	(219,457)	120.6

NET INCOME	400,248	338,722	18.2

Preferred Dividends	(6,270)	(6,231)	0.6

Net Income Attributable to Common Shares	$ 393,978	$ 332,491	18.5

EARNINGS PER SHARE
Basic	$ 1.25	$ 1.03	21.4

Diluted (E)	$ 1.24	$ 1.01	22.8

DIVIDENDS PER COMMON SHARE	$ .54	$ .36	50.0

Diluted Weighted Average Common Shares Outstanding (F)	317,378	329,257	(3.6)

(A)	2005 first three quarters: Dec. 27, 2004 to Sept. 25, 2005 (39 weeks) 2004 first three quarters: Dec. 29, 2003 to Sept. 26, 2004 (39 weeks)

(B)

Operating expenses for the first three quarters of 2004 included a charge of $17 million, or $.03 per diluted share, for the elimination of 375 positions in the publishing group and a charge of $90 million, or $.17 per diluted share, related to the anticipated settlement with advertisers regarding misstated circulation at Newsday and Hoy, New York.

(C)	Operating profit excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(D)	The first three quarters of 2005 included the following non-operating items:

	Pretax Gain	After-tax Gain (Loss)	Diluted EPS
Gain on derivatives and related investments (1)	$86,671	$ 52,869	$ .17
Other, net	3,556	2,169.01
Income tax adjustments (2)	–	(138,664)	(.44)

Total non-operating items	$90,227	$ (83,626)	$ (.26)

The first three quarters of 2004 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Loss on derivatives and related investments (1)	$ (46,111)	$ (28,128)	$ (.08)
Loss on early debt retirement (3)	(140,506)	(87,549)	(.26)
Gain on sales of subsidiaries and investments, net (4)	18,636	11,368.03
Other, net	(6,466)	(3,944)	(.02)

Total non-operating items	$(174,447)	$(108,253)	$ (.33)

(1)	Gain (loss) on derivatives and related investments represents the net change in fair values of the derivative component of the Company’s PHONES and the related Time Warner shares.

(2)

On September 27, 2005, the United States Tax Court issued an opinion disallowing the 1998 tax-free reorganization of Matthew Bender, a former subsidiary of The Times Mirror Company. Tribune acquired Times Mirror in June 2000, and inherited the preexisting tax dispute at that time. Taxes and related interest for both the Matthew Bender transaction and a similar transaction completed by Times Mirror for its Mosby subsidiary in the same year total approximately $1 billion. Over time, deductions for state taxes and interest will reduce the net cash outlay to approximately $840 million. The Company had a tax reserve of approximately $230 million, net of tax, related to the litigation. As a result of the Tax Court ruling, the Company increased its tax reserve by $610 million by recording additional income tax expense of $150 million and goodwill of approximately $460 million in the third quarter of 2005. In the first quarter of 2005, the Company reduced its income tax expense and liabilities by a total of $12 million as a result of favorably resolving certain federal income tax issues.

(3)	Loss on early debt retirement resulted from the retirement of $620 million of debt in the second quarter of 2004 at a cash premium of $137 million.

(4)	In the first three quarters of 2004, gain on sales of subsidiaries and investments related primarily to the sale of the Company’s 50% interest in La Opinion.

(E)

For the first three quarters of 2005 and 2004, weighted average common shares outstanding used in the calculation of diluted earnings per share (“EPS”) were adjusted for the dilutive effect of stock options. The Company’s Series C, D-1 and D-2 convertible preferred shares were not included in the calculation of diluted EPS for the first three quarters of either year because their effects were antidilutive. Following are the calculations for the first three quarters:

	Three Quarters
	2005	2004
Net income	$ 400,248	$ 338,722
Dividends for Series C, D-1 and D-2 preferred stock	(6,270)	(6,231)

Net income attributable to common shares	$ 393,978	$ 332,491

Weighted average common shares outstanding	314,706	323,988
Assumed exercise of stock options, net of common
shares assumed repurchased	2,672	5,269

Adjusted weighted average common
shares outstanding	317,378	329,257

Diluted earnings per share	$ 1.24	$ 1.01

(F)	The number of common shares outstanding, in thousands, at Sept. 25, 2005 was 309,437.

TRIBUNE COMPANY
BUSINESS SEGMENT DATA (Unaudited)
(In thousands)

	THIRD QUARTER			THREE QUARTERS
	2005	2004	% Change	2005	2004	% Change
PUBLISHING
Operating Revenues	$ 980,354	$ 981,457	(0.1)	$ 3,024,490	$ 3,030,904	(0.2)
Cash Operating Expenses (A) (B)	(768,326)	(807,208)	(4.8)	(2,306,416)	(2,404,815)	(4.1)

Operating Cash Flow (C) (D)	212,028	174,249	21.7	718,074	626,089	14.7
Depreciation and Amortization Expense	(42,298)	(42,469)	(0.4)	(132,154)	(133,710)	(1.2)

Total Operating Profit (D)	$ 169,730	$ 131,780	28.8	$ 585,920	$ 492,379	19.0

BROADCASTING AND ENTERTAINMENT
Operating Revenues
Television	$ 306,649	$ 326,814	(6.2)	$ 931,243	$ 1,001,181	(7.0)
Radio/Entertainment	115,807	105,580	9.7	224,889	210,014	7.1

Total Operating Revenues	422,456	432,394	(2.3)	1,156,132	1,211,195	(4.5)

Cash Operating Expenses (A)
Television	(201,311)	(193,394)	4.1	(594,460)	(586,444)	1.4
Radio/Entertainment	(77,543)	(87,523)	(11.4)	(191,652)	(189,891)	0.9

Total Cash Operating Expenses	(278,854)	(280,917)	(0.7)	(786,112)	(776,335)	1.3

Operating Cash Flow (C) (D)
Television	105,338	133,420	(21.0)	336,783	414,737	(18.8)
Radio/Entertainment	38,264	18,057	111.9	33,237	20,123	65.2

Total Operating Cash Flow	143,602	151,477	(5.2)	370,020	434,860	(14.9)

Depreciation and Amortization Expense
Television	(11,601)	(12,012)	(3.4)	(34,561)	(35,745)	(3.3)
Radio/Entertainment	(1,312)	(1,110)	18.2	(3,683)	(3,730)	(1.3)

Total Depreciation and Amortization Expense	(12,913)	(13,122)	(1.6)	(38,244)	(39,475)	(3.1)

Operating Profit (D)
Television	93,737	121,408	(22.8)	302,222	378,992	(20.3)
Radio/Entertainment	36,952	16,947	118.0	29,554	16,393	80.3

Total Operating Profit	$ 130,689	$ 138,355	(5.5)	$ 331,776	$ 395,385	(16.1)

CORPORATE EXPENSES
Operating Cash Flow (C) (D)	$ (12,694)	$ (12,077)	5.1	$ (38,807)	$ (36,845)	5.3
Depreciation and Amortization Expense	(414)	(404)	2.5	(1,221)	(1,233)	(1.0)

Total Operating Loss (D)	$ (13,108)	$ (12,481)	5.0	$ (40,028)	$ (38,078)	5.1

CONSOLIDATED
Operating Revenues	$ 1,402,810	$ 1,413,851	(0.8)	$ 4,180,622	$ 4,242,099	(1.4)
Cash Operating Expenses (A) (B)	(1,059,874)	(1,100,202)	(3.7)	(3,131,335)	(3,217,995)	(2.7)

Operating Cash Flow (C) (D)	342,936	313,649	9.3	1,049,287	1,024,104	2.5
Depreciation and Amortization Expense	(55,625)	(55,995)	(0.7)	(171,619)	(174,418)	(1.6)

Total Operating Profit (D)	$ 287,311	$ 257,654	11.5	$ 877,668	$ 849,686	3.3

(A)

The Company uses cash operating expenses to evaluate internal performance. The Company has presented cash operating expenses because it is a common measure used by rating agencies, financial analysts and investors. Cash operating expense is not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Following is a reconciliation of operating expenses to cash operating expenses for the third quarter of 2005:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$810,624	$291,767	$13,108	$1,115,499
Less: depreciation and amortization expense	42,298	12,913	414	55,625

Cash operating expenses	$768,326	$278,854	$12,694	$1,059,874

Following is a reconciliation of operating expenses to cash operating expenses for the third quarter of 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$849,677	$294,039	$12,481	$1,156,197
Less: depreciation and amortization expense	42,469	13,122	404	55,995

Cash operating expenses	$807,208	$280,917	$12,077	$1,100,202

Following is a reconciliation of operating expenses to cash operating expenses for the first three quarters of 2005:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$2,438,570	$824,356	$40,028	$3,302,954
Less: depreciation and amortization expense	132,154	38,244	1,221	171,619

Cash operating expenses	$2,306,416	$786,112	$38,807	$3,131,335

Following is a reconciliation of operating expenses to cash operating expenses for the first three quarters of 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$2,538,525	$815,810	$38,078	$3,392,413
Less: depreciation and amortization expense	133,710	39,475	1,233	174,418

Cash operating expenses	$2,404,815	$776,335	$36,845	$3,217,995

(B)

Publishing cash operating expenses for the third quarter and first three quarters of 2004 included a charge of $55 million and $90 million, respectively, related to the anticipated settlement with advertisers regarding misstated circulation at Newsday and Hoy, New York. Publishing cash operating expenses for the first three quarters of 2004 also included a charge of $17 million for the elimination of 375 positions.

(C)

Operating cash flow is defined as operating profit before depreciation and amortization. The Company uses operating cash flow along with operating profit and other measures to evaluate the financial performance of the Company’s business segments. The Company has presented operating cash flow because it is a common alternative measure of financial performance used by rating agencies, financial analysts and investors. These groups use operating cash flow along with other measures as a way to estimate the value of a company. The Company’s definition of operating cash flow may not be consistent with that of other companies. Operating cash flow does not represent cash provided by operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(D)	Operating profit for each segment excludes interest and dividend income, interest expense, equity income and losses, non-operating items and and income taxes.

Following is a reconciliation of operating profit (loss) to operating cash flow for the third quarter of 2005:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$169,730	$130,689	$(13,108)	$287,311
Add back: depreciation and amortization expense	42,298	12,913	414	55,625

Operating cash flow	$212,028	$143,602	$(12,694)	$342,936

Followingis a reconciliation of operating profit (loss) to operating cash flow for the third quarter of 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$131,780	$138,355	$(12,481)	$257,654
Add back: depreciation and amortization expense	42,469	13,122	404	55,995

Operating cash flow	$174,249	$151,477	$(12,077)	$313,649

Following is a reconciliation of operating profit (loss) to operating cash flow for the first three quarters of 2005:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$585,920	$331,776	$(40,028)	$ 877,668
Add back: depreciation and amortization expense	132,154	38,244	1,221	171,619

Operating cash flow	$718,074	$370,020	$(38,807)	$1,049,287

Following is a reconciliation of operating profit (loss) to operating cash flow for the first three quarters of 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$492,379	$395,385	$(38,078)	$ 849,686
Add back: depreciation and amortization expense	133,710	39,475	1,233	174,418

Operating cash flow	$626,089	$434,860	$(36,845)	$1,024,104

TRIBUNE COMPANY
SUMMARY OF REVENUES (Unaudited)
(In thousands)

	Period 9 (4 Weeks)			Third Quarter (13 Weeks)			Three Quarters (39 Weeks)
	2005	2004	% Change	2005	2004	% Change	2005	2004	% Change
Publishing
Advertising
Retail	$104,610	$102,622	1.9	$ 307,232	$ 304,557	0.9	$ 943,050	$ 935,376	0.8
National	57,877	59,983	(3.5)	171,893	178,088	(3.5)	562,660	579,771	(3.0)
Classified	94,558	83,754	12.9	294,195	274,598	7.1	878,002	834,302	5.2

Sub-Total	257,045	246,359	4.3	773,320	757,243	2.1	2,383,712	2,349,449	1.5
Circulation	45,513	48,057	(5.3)	146,472	158,272	(7.5)	448,106	489,181	(8.4)
Other	20,314	21,363	(4.9)	60,562	65,942	(8.2)	192,672	192,274	0.2

Segment Total (A)	322,872	315,779	2.2	980,354	981,457	(0.1)	3,024,490	3,030,904	(0.2)

Broadcasting & Entertainment
Television	101,011	108,387	(6.8)	306,649	326,814	(6.2)	931,243	1,001,181	(7.0)
Radio/Entertainment	36,760	34,963	5.1	115,807	105,580	9.7	224,889	210,014	7.1

Segment Total	137,771	143,350	(3.9)	422,456	432,394	(2.3)	1,156,132	1,211,195	(4.5)

Consolidated Revenues	$460,643	$459,129	0.3	$1,402,810	$1,413,851	(0.8)	$4,180,622	$4,242,099	(1.4)

(A)     Publishing advertising and other revenues for 2004 have been reclassified to conform with the 2005 presentation. There was no effect on total revenues.

TRIBUNE COMPANY
SUMMARY OF NEWSPAPER ADVERTISING VOLUME (Unaudited) (A)
(In thousands)

	Period 9 (4 Weeks)			Third Quarter (13 Weeks)			Three Quarters (39 Weeks)
	2005	2004	% Change	2005	2004	% Change	2005	2004	% Change
Full Run
L.A. Times	176	183	(3.8)	514	564	(8.9)	1,636	1,785	(8.3)
Chicago Tribune	160	161	(0.6)	528	511	3.3	1,548	1,594	(2.9)
Newsday	121	121	–	380	388	(2.1)	1,147	1,162	(1.3)
Other Daily Newspapers (B)	1,110	1,049	5.8	3,392	3,408	(0.5)	10,237	10,613	(3.5)

Total	1,567	1,514	3.5	4,814	4,871	(1.2)	14,568	15,154	(3.9)

Part Run
L.A. Times	445	516	(13.8)	1,373	1,521	(9.7)	4,039	4,428	(8.8)
Chicago Tribune	504	566	(11.0)	1,567	1,716	(8.7)	5,048	4,947	2.0
Newsday	165	150	10.0	510	470	8.5	1,539	1,420	8.4
Other Daily Newspapers (B)	482	446	8.1	1,515	1,491	1.6	4,714	4,625	1.9

Total	1,596	1,678	(4.9)	4,965	5,198	(4.5)	15,340	15,420	(0.5)

Total Advertising Inches
Full Run
Retail	466	462	0.9	1,374	1,411	(2.6)	4,254	4,348	(2.2)
National	276	304	(9.2)	858	923	(7.0)	2,743	2,913	(5.8)
Classified	825	748	10.3	2,582	2,537	1.8	7,571	7,893	(4.1)

Sub-Total	1,567	1,514	3.5	4,814	4,871	(1.2)	14,568	15,154	(3.9)
Part Run	1,596	1,678	(4.9)	4,965	5,198	(4.5)	15,340	15,420	(0.5)

Total	3,163	3,192	(0.9)	9,779	10,069	(2.9)	29,908	30,574	(2.2)

Preprint Pieces
L.A. Times	310,550	282,028	10.1	958,092	890,299	7.6	2,796,029	2,530,372	10.5
Chicago Tribune	318,579	304,621	4.6	998,123	912,521	9.4	2,955,797	2,783,748	6.2
Newsday	177,418	220,058	(19.4)	564,515	678,433	(16.8)	1,960,029	2,048,696	(4.3)
Other Daily Newspapers (B)	314,764	311,933	0.9	972,906	958,812	1.5	2,980,014	2,961,259	0.6

Total	1,121,311	1,118,640	0.2	3,493,636	3,440,065	1.6	10,691,869	10,324,075	3.6

(A)

Volume for 2004 has been modified to conform with the 2005 presentation. Volume is based on preliminary internal data, which may be updated in subsequent reports. Advertising volume is presented only for daily newspapers.

(B)

Other daily newspapers include The Baltimore Sun, South Florida Sun-Sentinel, Orlando Sentinel, The Hartford Courant, The Morning Call, Daily Press, The Advocate, Greenwich Time, Hoy, New York, Hoy, Chicago and Hoy, Los Angeles.